Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-01275 and 333-131926 on Form S-8 of our reports dated August 29, 2011, relating to the consolidated financial statements and financial statement schedule of Lancaster Colony Corporation, and the effectiveness of Lancaster Colony Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2011.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio
August 29, 2011